SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 4 to the registration statement on Form S-1, of Patents Professional, Inc. (A Development Stage Company), of our reports dated February 28, 2011 and June 25, 2010 on our audits of the financial statements of Patents Professional, Inc. as of December 31, 2010, 2009, and 2008 (restated), and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and for the period from inception on December 17, 2008 through December 31, 2010, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

March 18, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351